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THRESHOLD

PHARMACEUTICALS, INC.

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Denise T. Powell Sr. Director, Corporate Communications 650-474-8206 dpowell@thresholdpharm.com

Threshold Pharmaceuticals Reports Second Quarter 2008 Financial Results

REDWOOD CITY, Calif., Aug 7, 2008 (PrimeNewswire via COMTEX News Network) — Threshold Pharmaceuticals, Inc. (Nasdaq:THLD) today reported financial results for the second quarter ended June 30, 2008.

The net loss for the second quarter of 2008 was $4.0 million compared to $7.6 million for the second quarter of 2007. Research and development expenses were $3.0 million for the second quarter of 2008 versus $6.0 million for the second quarter of 2007. The decrease in research and development expenses primarily reflects a decrease in clinical trial expenses related to glufosfamide and, to a lesser extent, lower staffing and facilities expenses due to lower headcount. General and administrative expenses were $1.4 million for the second quarter of 2008 versus $2.5 million for the second quarter of 2007. This decrease was primarily due to lower consulting expenses and, to a lesser extent, staffing and facilities expenses related to staff reductions in 2007. Threshold recognized revenue of $0.4 million for each of the quarters ended June 30, 2008 and 2007, related to a pre-existing development agreement with MediBIC Co., Ltd. Total non-cash stock compensation expense for the Company was $0.8 million for the second quarter of 2008 versus $1.6 million for the second quarter of 2007, primarily due to lower stock-based compensation expense as a result of staff reductions in 2007.

For the six months ended June 30, 2008, the net loss was $8.9 million, compared to $16.7 million in 2007. Research and development expenses were $6.2 million in the 2008 period compared to $13.3 million in 2007, and declined as a result of the decrease in expenses for glufosfamide clinical trials, and a decrease in staffing expense. General and administrative expenses decreased to $3.7 million in the first half of 2008 from $5.1 million in 2007, primarily due to lower staffing and facilities expenses related to staff reductions in 2007. Threshold recognized revenue of $0.7 million for each of the six months ended June 30, 2008 and 2007, related to a pre-existing development agreement. Total non-cash stock compensation expense for the Company was $1.9 million for the first half of 2008 versus $3.0 million for the first half of 2007.

As of June 30, 2008, Threshold had $13.7 million in cash and investments. On July 10, 2008, the Company announced a private placement of its common stock with gross proceeds of $18.3 million. Proceeds net of offering costs are expected to be approximately $17 million. The Company anticipates that the offering will close in the third quarter of 2008, subject to the approval of the offering by the Company’s stockholders, and other customary closing conditions. Contingent upon this offering, the Company expects cash, cash equivalents and marketable securities to last through the fourth quarter of 2009.

NASDAQ Listing Update

On June 16, 2008, the Company announced that it received approval from The NASDAQ Listing Qualifications Panel to transfer the listing of its common stock to The NASDAQ Capital Market from The NASDAQ Global Market. The transfer was effective as of the opening of the Market on June 17, 2008. The Company continues to be listed and traded under the symbol “THLD.”

Clinical Trial Update

The Company’s ongoing Phase 1 clinical trial of TH-302 evaluating the safety, pharmacokinetics and anti-tumor activity of TH-302 in patients with advanced solid tumors continues to enroll patients and remains on track to complete enrollment by year-end. The trial has currently enrolled the eighth dosing cohort and none of the 20 patients enrolled to date have experienced any dose limiting toxicities (DLTs). The primary objectives of the study are to determine the maximum tolerated dose (MTD) and DLTs of TH-302 in patients with advanced solid tumors and to establish the recommended dose for testing in future clinical trials. The secondary objectives of the trial include establishing the pharmacokinetics (PK), various safety parameters, and assessing the anti-tumor activity of TH-302, as measured by objective response rate and duration of response. Tumors are evaluated at baseline and every eight weeks using the Response Evaluation Criteria In Solid Tumors (RECIST).

The Company remains on track to commence a Phase 1/2 clinical trial evaluating the activity of TH-302 against multiple tumor types in combination with established chemotherapeutic agents. The clinical trial, which will commence in the third quarter, will include three separate treatment arms that will each examine TH-302 in combination with one of the following chemotherapeutic agents: gemcitabine, docetaxel or pemetrexed. Approximately 54 patients with advanced solid tumors are planned to enroll in the Phase 1/2, open-label, dose-escalation portion of the clinical trial. Once the MTD has been reached, the Phase 2 portion of the trial will enroll an additional 12 patients at the MTD.

The Company announced today that, in the second half of 2008, it plans to commence a Phase 1/2 clinical trial of TH-302 in combination with doxorubicin in patients with advanced soft tissue sarcoma. Up to 36 patients with metastatic and/or advanced unresectable soft tissue sarcoma will be enrolled in the open-label clinical trial at various sites in the United States.

The Company also announced today that it has completed enrollment in a Phase 1 clinical trial of 2-Deoxyglucose (2DG). Thirty-four patients with advanced solid malignancies who had relapsed after chemotherapy were enrolled in the trial. The objectives of the trial were to determine the MTD of 2DG and to evaluate the PK of 2DG alone and in combination with docetaxel. The combination of 2DG and docetaxel appeared to be safe with no evidence of PK interactions. Some evidence of anti-tumor activity was observed including a partial response in one patient with breast cancer and disease stabilization in multiple patients with head and neck tumors. However, at this time, the Company is not planning on conducting any further development of 2DG.

Key Milestones

The Company currently anticipates the following clinical milestones in 2008:

•	Initiate a complete Phase 1/2 clinical trial of TH-302 with three different chemotherapeutic agents in patients with solid tumors in the third quarter;

•	Initiate a Phase 1/2 clinical trial of TH-302 in combination with doxorubicin in patients with soft tissue sarcoma in the second half of 2008; and

•	Complete enrollment in the ongoing Phase 1 clinical trial of TH-302 by year end.

About Soft Tissue Sarcoma

Soft tissue sarcoma includes cancers of cartilage, fat, muscle, blood vessels, or other connective or supportive tissue. The American Cancer Society estimates that 10,390 people will be diagnosed with a soft tissue sarcoma in the United States in 2008, and approximately 3,680 people will die from this disease.

About Threshold Pharmaceuticals, Inc.

Threshold is a biotechnology company focused on the discovery and development of therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates and approach to developing new product candidates, clinical trials and anticipated results, potential therapeutic uses and benefits of our product candidates and financial results, estimates, projections and requirements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to attract and retain employees, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 7, 2008 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue	$359	$359	$718	$718

Operating expenses
Research and development	3,020	5,992	6,201	13,334
General and administrative	1,392	2,462	3,723	5,110

Total Operating Expenses	4,412	8,454	9,924	18,444

Loss from operations	(4,053)	(8,095)	(9,206)	(17,726)

Interest and other income	106	498	305	1,109
Interest expense	(18)	(41)	(39)	(80)

Net Loss	$(3,965)	$(7,638)	$(8,940)	$(16,697)

Net loss per basic and diluted loss per common share	$(0.11)	$(0.21)	$(0.24)	$(0.45)

Weighted-average shares used in computing basic and diluted loss per common share	37,389	36,952	37,333	36,927

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2008	Dec. 31, 2007
	(unaudited)	(1)
Assets

Cash, cash equivalents and marketable securities	$13,709	$22,693
Prepaid expenses and other current assets	802	516
Property and equipment, net	1,626	2,097
Other assets	508	508

Total assets	$16,645	$25,814

Liabilities and stockholders’ equity

Total current liabilities	$3,520	$5,325
Long-term liabilities(2)	567	902
Stockholders’ equity	12,558	19,587

Total liabilities and stockholders’ equity	$16,645	$25,814

(1)	Derived from audited financial statements
(2)	Includes as of December 31, 2007, $0.3 million of long-term debt under the Company’s loan and security agreement